UNITED STATES

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SCHEDULE 14A

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REAL GOODS SOLAR, Inc.
(Name of Registrant as Specified in Its Charter)

IROQUOIS MASTER FUND, LTD. IROQUOIS CAPITAL INVESTMENT GROUP LLC IROQUOIS CAPITAL MANAGEMENT, LLC RICHARD ABBE KIMBERLY PAGE
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Iroquois Master Fund, Ltd., together with the other participants named herein (“Iroquois”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit “withhold” votes with respect to the election of the incumbent directors of Real Goods Solar, Inc., a Colorado corporation (“RGSE” or the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders.

On August 31, 2017, Iroquois issued the following press release:

IROQUOIS CAPITAL COMMENTS ON REAL GOODS SOLAR’S 2017 ANNUAL MEETING OF SHAREHOLDERS

Cites Company’s Repeated Failures to Achieve a Quorum as Signs of Shareholder Frustration, Apathy and Lack of Confidence in the Company’s Leadership

Highlights Steep Decline in the Company’s Revenues and Stock Price and Warns Shareholders of Potential Further Dilution Ahead

Believes Material Changes in Executive Leadership, Board Composition, and Corporate Strategy Are Required to Drive Shareholder Value Creation at RGSE

Urges the Company to Immediately Provide Notice of a New 2017 Annual Meeting and Nomination Period to Ensure a True Democratic Process for Shareholders to Elect Board Representatives

NEW YORK, August 31, 2017 /PRNewswire/ -- Iroquois Capital Management, LLC, (together with funds managed by it, “Iroquois”), one of the largest shareholders of Real Goods Solar, Inc. (“RGSE” or the “Company”) (NASDAQ: RGSE), issued a statement today on the Company's 2017 Annual Meeting of Shareholders (the “Annual Meeting”) held on August 23, 2017, which has been adjourned to October 4, 2017 for the Company’s failure to achieve a quorum.

“First, the RGSE Board fast-tracked the 2017 Annual Meeting in a way that made it virtually impracticable for shareholders to nominate director candidates. Now after failing to achieve a quorum at a shareholder meeting for the second time this summer, Iroquois calls on the Board to stop wasting shareholder capital and immediately commit to holding a new 2017 Annual Meeting with a new nomination period so shareholders can democratically elect their Board representatives. Adjourning the failed 2017 Annual Meeting seems to be a ploy to delay and perpetuate the destructive status quo. Clearly, management and the Board have serious issues if they cannot even mobilize one-third of their shareholder base. For too long the Board has failed to address what we believe is the underlying cause for shareholders’ apparent frustration and disinterest in the Company – management’s failed business model. Iroquois reminds shareholders that the Company’s revenues decreased 18% from the first to the second quarter of 2017. Iroquois views the previous quarter as a dramatic step backward for the Company given the fact that the Company now needs to increase revenues by 400% quarter-over-quarter just to break even.

Iroquois believes the primary factors contributing to the Company’s losses in the solar energy industry include:

  the Company’s uncompetitive and undifferentiated position in the residential solar installation market as it faces low or negative margins in competing with other larger installers who bundle financing products with their installation service offerings, as well as low-priced local electricians, roofers, HVAC technicians and other installers and the Company’s geographic dispersion, resulting in high overhead costs incurred to comply with various local power market and state rules and regulation, install conditions, construction standards and legal frameworks, which offsets any savings on bulk equipment purchases.

Iroquois believes that the Board’s decision to invest in new product offerings based on developing technologies (such as batteries and storage) will only add to the Company’s cash flow problems following the steep decline in revenues from its core business and its receipt of a second delisting notice from The Nasdaq Stock Market (“NASDAQ”). In order for its shares to continue to trade on NASDAQ, the Company will be forced to complete a second reverse stock split and dilute what little shareholder value is left, as almost 85% of the Company’s market cap has been eroded since the previous reserve stock split earlier this year.

Given the current leadership’s actions, including its refusal to take a single question from shareholders during the Company’s second quarter conference call, despite CEO Dennis Lacey having begun the call by talking about how the Company prides itself on being ‘transparent’, Iroquois continues to believe the current Board is either not interested in, or incapable of, addressing shareholders’ serious concerns. Because of this, Iroquois believes the Board and management must be immediately reconstituted in order to save the Company.”

About Iroquois Capital Management, LLC

Iroquois Capital Management, LLC is a New York-based investment adviser that provides investment advisory services to Iroquois Master Fund Ltd., a privately pooled investment vehicle.

Investor Contact

Richard K. Abbe

Managing Member,

Iroquois Master Fund Ltd.

(212) 974-3070